Exhibit 17(a)

Prospectus • May 1, 2003

Mercury International Value V.I. Fund

This prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PAGE

FUND FACTS
About the Mercury International Value V.I. Fund	2

Risk/Return Bar Chart	4

Fees and Expenses	5

ABOUT THE DETAILS
How the Fund Invests	7

Investment Risks	8

Statement of Additional Information	11

ACCOUNT CHOICES
How to Buy and Redeem Shares	12

Dividends and Taxes	13

THE MANAGEMENT TEAM
Management of the Fund	15

Financial Highlights	16

TO LEARN MORE
Shareholder Reports	Back Cover

Statement of Additional Information	Back Cover

MERCURY INTERNATIONAL VALUE V.I. FUND

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

Common Stock — securities representing shares of ownership of a corporation.

Preferred Stock — class of stock that often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

Convertible Securities — fixed-income securities, such as corporate bonds or preferred stock, that are exchangeable for shares of common stock of the issuer or another company.

Price-to-earnings Ratio — price of a stock divided by its earnings per share.

Yield — percentage rate of return paid on a stock in dividends and share repurchases.

ABOUT THE MERCURY INTERNATIONAL VALUE V.I. FUND

What is the Fund’s investment objective?

The investment objective of the Fund is to seek current income and long-term growth of income, accompanied by growth of capital.

What are the Fund’s main investment strategies?

The Fund invests primarily in stocks of companies in developed countries located outside the United States. The Fund may purchase common stock, preferred stock and convertible securities. Normally, the Fund will invest at least 80% of its total assets in stocks that pay dividends.

In investing the Fund’s assets, Mercury Advisors (the “Investment Adviser”) follows a value style. This means that the Investment Adviser buys stocks that it believes are currently undervalued by the market and thus have a lower price than their true worth. Typical value characteristics include:

•	low price-to-earnings ratio relative to the market

•	high yield relative to the market

•	financial strength

Stocks may be “undervalued” because they are part of an industry that is out of favor with investors generally. Even in those industries, though, individual companies may have high rates of growth of earnings and be financially sound. At the same time, the price of their common stock may be depressed because investors associate the companies with their industries.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund’s investments — and therefore the value of your Fund shares — may fluctuate. These changes may occur because a particular stock or stock market in which the Fund invests is rising or falling, or in response to interest rate changes. Also, Fund management may select securities which underperform the markets, other relevant indices, or other funds with similar investment objectives and investment strategies. If the value of the Fund’s investments goes down, you may lose money. We cannot guarantee that the Fund will achieve its investment objective.

The Fund’s value discipline sometimes prevents or limits investments in stocks that are in well-known indexes, like the MSCI EAFE Index. Also, the return of the Fund will not necessarily be similar to the return of the MSCI EAFE Index.

2	MERCURY INTERNATIONAL VALUE V.I. FUND

The Fund invests most of its assets in foreign securities, therefore, the Fund is subject to additional risks. For example, the Fund’s securities may go up or down in value depending on foreign exchange rates, political and economic developments and U.S. and foreign laws relating to foreign investment. Foreign securities may also be less liquid, more volatile and harder to value than U.S. securities.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See “Investment Risks” for more information about the risks associated with the Fund.

The Fund is an investment for variable annuity contracts and variable life insurance contracts offered by separate accounts of insurance companies that have contracts with the Fund (“Participating Insurance Companies”). The Fund intends to operate in compliance with current state insurance laws and regulations regarding such things as its concentration of investments and purchase and sale of futures contracts, and this may impose limits on portfolio management.

Who should invest?

Investors should consider their own investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund may not be appropriate for all investors and is not intended to be a complete investment program. The Fund may be an appropriate investment to fund a portion of a variable life insurance policy for policy owners who:

•	Are seeking long-term growth of capital and can withstand the share price volatility of equity investing

•	Are seeking to diversify a portfolio of equity securities to include foreign securities

•	Can tolerate the increased volatility and currency fluctuations associated with investments in foreign securities

•	Want a professionally managed and diversified portfolio

•	Are willing to accept the risk that the value of your investment may decline in order to seek current income and long-term growth of income, accompanied by growth of capital

MERCURY INTERNATIONAL VALUE V.I. FUND	3

RISK/RETURN BAR CHART

The bar chart and table below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund’s performance for each complete calendar year since the Fund’s inception. The bar chart and table do not reflect insurance-related fees and expenses which, if reflected, would lower the returns shown below. The table compares the average annual total returns for the Fund’s shares for the periods shown with those of the Morgan Stanley Capital International (“MSCI”) EAFE Index, a broad measure of market performance. How the Fund has performed in the past is not necessarily an indication of how the Fund will perform in the future.

During the period shown in the bar chart, the highest return for a quarter was 11.37% (quarter ended June 30, 1999) and the lowest return for a quarter was -22.28% (quarter ended September 30, 2002). The year-to-date return as of March 31, 2003 was -9.20%.

Average Annual Total Returns (for the periods ended December 31, 2002)	One Year	Since Inception

Mercury International Value V.I. Fund	-11.54%	-1.74	%*

MSCI EAFE Index**	-15.94%	-6.34	%***

*	Since June 10, 1998.
**	The Morgan Stanley Capital International Europe, Australia, Far East Index (MSCI EAFE) is an arithmetical average weighted by market value of the performance of over 1,000 non-U.S. companies representing 20 stock markets in Europe, Australia, New Zealand and the Far East. Performance does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
***	Since June 30, 1998.

4	MERCURY INTERNATIONAL VALUE V.I. FUND

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses that the Fund may charge:

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses — expenses that cover the costs of operating the Fund.

Management Fee — a fee paid to the Advisor for managing the Fund.

Distribution Fee — fees used to support the Fund’s marketing and distribution efforts, such as compensating financial advisers, advertising and promotion.

FEES AND EXPENSES

This table shows the different fees and expenses that you may pay if you buy and hold shares of the Fund. Future expenses may be greater or less than those indicated below. The expenses below do not include separate account fees and expenses, and would be higher if these fees and expenses were included. Please refer to your Contract prospectus for information on the separate account fees and expenses associated with your Contract.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

Management Fees	0.75%

Distribution (12b-1) Fees	None

Other Expenses (including transfer agency fees)(a)	0.16%

Total Annual Fund Operating Expenses(b)	0.91%

(a)	Financial Data Services, Inc. an affiliate of the Advisor, provides transfer agency services to the Fund. The Fund pays a fee for these services. The Advisor or its affiliates also provide certain accounting services to the Fund and the Fund reimburses the Advisor or its affiliates for these services.
(b)	Until September 30, 2003, the Advisor has agreed to limit the regular annual operating expenses of the Fund to no more than 1.35% of its average net assets. As of September 30, 2003, the expense limitation agreement will terminate for the Fund.

MERCURY INTERNATIONAL VALUE V.I. FUND	5

Examples:

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years

$93	$290	$504	$1,120

6	MERCURY INTERNATIONAL VALUE V.I. FUND

About the Portfolio Manager — James Macmillan is the portfolio manager of the Fund. He has been a Managing Director of the Fund’s sub-adviser, Merrill Lynch Asset Management U.K. Limited, since 1993 and is the manager of Merrill Lynch Investment Managers’ London-based value equity team, which manages approximately $3.2 billion in global equities. Mr. Macmillan has been primarily responsible for the management of the Fund since 2001.

HOW THE FUND INVESTS

The Fund’s investment objective is to provide current income and long-term growth of income, accompanied by growth of capital.

Outlined below are the main strategies the Fund uses in seeking to achieve its investment objective:

The Fund invests at least 65% of its total assets in stocks in at least ten foreign markets. Ordinarily, the Fund invests in stocks of companies located in the developed foreign markets and invests at least 80% of its total assets in stocks that pay dividends.

Fund management chooses equity securities using a value-oriented investment style. This means that the Fund seeks to invest in companies that Fund management believes to be undervalued. A company’s stock is undervalued when the stock’s current price is less than what the Fund believes a share of the company is worth. A company’s worth can be assessed by several factors, such as financial resources, value of tangible assets, sales and earnings growth, rate of return on capital, product development, quality of management, and overall business prospects. A company’s stock may become undervalued when most investors fail to perceive the company’s strengths in one or more of these areas. Fund management may also determine a company is undervalued if its stock price is down because of temporary factors from which Fund management believes the company will recover.

Other Strategies. In addition to the main strategies discussed above, the Fund may use certain other investment strategies.

The Fund also may invest in stocks that don’t pay dividends, but have growth potential unrecognized by the market or have made changes in business or management that indicate growth potential.

Short-Term Investments

To meet redemptions and when waiting to invest cash receipts, the Fund may invest in short-term, investment grade bonds, money market mutual funds and other money market instruments.

MERCURY INTERNATIONAL VALUE V.I. FUND	7

About the Investment Adviser — The Fund is managed by Mercury Advisors.

About the Sub-advisers — Merrill Lynch Investment Managers International Limited and Merrill Lynch Asset Management U.K. Limited are subadvisers to the Fund and provide investment research, recommendations and other investment-related services.

Temporary Defensive Investments

The Fund temporarily can invest up to 100% of its net assets in short-term, investment grade bonds and other money market instruments in response to adverse market, economic or political conditions. The Fund may not achieve its objective using this type of investing.

The Fund may also lend its portfolio securities and invest uninvested cash balances in affiliated money market funds.

INVESTMENT RISKS

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its objective or that the Fund’s performance will be positive for any period of time.

Set forth below are the main risks of investing in the Fund:

Market Risk and Selection Risk

Market risk is the risk that the stock market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund management selects will underperform the stock markets, the relevant indices or other funds with similar investment objectives and investment strategies.

Foreign Market Risk

Since the Fund invests in foreign securities, it offers the potential for more diversification than an investment only in the United States. This is because securities traded on foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money. In particular, investments in foreign securities involve the following risks:

•

The economies of certain foreign markets often do not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or

8	MERCURY INTERNATIONAL VALUE V.I. FUND

countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

•	Investments in foreign markets may be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes.

•	The governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair the Fund’s ability to purchase or sell foreign securities or transfer the Fund’s assets or income back into the United States, or otherwise adversely affect the Fund’s operations.

•	Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

•	Because there are generally fewer investors on foreign exchanges and a smaller number of shares traded each day, it may be difficult for the Fund to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

•	Foreign markets may have different clearance and settlement procedures. In certain markets, settlements may be unable to keep pace with the volume of securities transactions. If this occurs, settlement may be delayed and the Fund’s assets may be uninvested and not earning returns. The Fund also may miss investment opportunities or be unable to sell an investment because of these delays.

•	The value of the Fund’s foreign holdings (and hedging transactions in foreign currencies) will be affected by changes in currency exchange rates.

•	The costs of foreign securities transactions tend to be higher than those of U.S. transactions.

•	International trade barriers or economic sanctions against certain foreign countries may adversely affect the Fund’s foreign holdings.

MERCURY INTERNATIONAL VALUE V.I. FUND	9

Investing Style Risk — The risk that a particular style of investing used by a Fund—such as value investing — will from time to time go out of favor. If this happens, a Portfolio that uses a particular style may underperform other funds that do not use that style.

Convertible Securities

Convertibles are generally bonds or preferred stocks that may be converted into common stock. Convertibles typically pay current income, as either interest (bond convertibles) or dividends (preferred stocks). A convertible’s value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like that of a regular fixed income security; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

The Fund also may be subject to certain other risks associated with its investments and investment strategies, including:

Debt Securities

Debt securities, such as bonds, involve credit risk, which is the risk that the borrower will not make timely payments of principal and interest. The degree of credit risk depends on the issuer’s financial condition and on the terms of the bonds. These securities are also subject to interest rate risk, which is the risk that the value of the security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than shorter-term securities.

When-Issued Securities, Delayed-Delivery Securities and Forward Commitments

When-issued securities, delayed-delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Fund loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security’s price.

Derivatives

The Fund may use derivative instruments including forward currency contracts and options. Derivatives allow the Fund to increase or decrease its risk exposure

10	MERCURY INTERNATIONAL VALUE V.I. FUND

more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

•	Credit risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

•	Currency risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

•	Leverage risk — the risk associated with certain types of investments or trading strategies (such as borrowing money to increase the amount of investments) that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

•	Liquidity risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Securities Lending — The Fund may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.

STATEMENT OF ADDITIONAL INFORMATION

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

MERCURY INTERNATIONAL VALUE V.I. FUND	11

Net Asset Value — the market value in U.S. dollars of the Fund’s total assets after deducting liabilities, divided by the number of shares outstanding.

HOW TO BUY AND REDEEM SHARES

Investors may not purchase or redeem shares of the Fund directly, but only through variable annuity contracts and variable life insurance policies offered through the separate accounts of Participating Insurance Companies. You should refer to the prospectus or private placement memorandum (“prospectus”) of the Participating Insurance Company’s separate account for information on how to purchase a variable annuity contract or variable life insurance policy, how to select the Fund as an investment option for the applicable contract or policy and how to redeem money from the applicable contract or policy.

The separate accounts of the Participating Insurance Companies place orders to purchase and redeem shares of the Fund based on, among other things, the amount of premium payments to be invested and the amount of surrender and transfer requests (as defined in the Participating Insurance Companies’ prospectuses) to be effected on that day under variable annuity contracts and variable life insurance policies. Orders received by the Fund are processed on business days only. The Fund prices orders for the purchase of shares at the net asset value per share next calculated after an order is received in proper form by the Fund or its designee so long as payment for the shares is received by the end of the next business day. The Fund prices redemptions at the net asset value per share next calculated after receipt in proper form of a redemption request by the Fund or its designee. The separate account of a Participating Insurance Company is a designee of the Fund for receipt of purchase and redemption orders. Receipt by a Participating Insurance Company is receipt by the Fund, so long as the Fund receives timely notice of the order by the next business day. Separate accounts must transmit purchase and redemption orders promptly. The Fund pays redemptions within seven days after the request is received. The Fund may suspend the right of redemption under certain extraordinary circumstances in accordance with the rules of the Securities and Exchange Commission.

The Fund does not charge any sales charges or redemption fees. Participating Insurance Companies may charge mortality and expense risk fees and other charges under the variable annuity contracts or variable life insurance policies. The Participating Insurance Companies are required to describe these fees in the prospectuses for the contracts or policies.

Shares of the Fund are sold to and held by separate accounts that fund variable annuity and variable life insurance contracts issued by Participating Insurance Companies. The Fund currently does not foresee any disadvantages to the holders

12	MERCURY INTERNATIONAL VALUE V.I. FUND

Dividends — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

of variable annuity contracts and variable life insurance policies of Participating Insurance Companies arising from the fact that interests of such holders may differ due to differences of tax treatment or other considerations or due to conflicts between the Participating Insurance Companies. Nevertheless, the Trustees will monitor events to seek to identify any material irreconcilable conflicts which may possibly arise and to determine what action, if any, should be taken in response to such conflicts. Should a material irreconcilable conflict arise between the holders of variable annuity contracts and variable life insurance policies of Participating Insurance Companies, the Participating Insurance Companies may be required to withdraw the assets allocable to some or all of the separate accounts from the Fund. Any such withdrawal could disrupt orderly portfolio management to the potential detriment of such holders. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by the Participating Insurance Companies. The Fund assumes no responsibility for such prospectuses.

DIVIDENDS AND TAXES

Dividends and Distributions

The Fund pays income dividends, if any, yearly.

The Fund pays distributions of any net realized short-term gains and any net capital gains at least annually.

See the prospectuses for variable annuity contracts or variable life insurance policies issued by Participating Insurance Companies for additional information.

Taxes

The Fund has elected to qualify and intends to remain qualified as a regulated investment company under Subchapter M of the Internal Revenue Code. If so qualified, the Fund will not be subject to federal income taxes on its net investment income and capital gains, if any, realized during any fiscal year in which it distributes to its shareholders at least 90% of its net investment income earned in the fiscal year.

A segregated asset account upon which a variable annuity contract or variable life insurance policy is based must meet certain diversification tests in the Code and U.S. Treasury regulations. If, as is intended, the Fund meets these tests and complies with certain other conditions, a segregated asset account investing solely in shares of the Fund will also be deemed to meet these diversification requirements. A failure of the Fund to qualify as a regulated investment company

MERCURY INTERNATIONAL VALUE V.I. FUND	13

or to meet these conditions and to comply with these tests could cause the owners of variable annuity contracts and variable life insurance policies based on such accounts to recognize ordinary income each year in the amount of any net appreciation of their contracts or policies during the year (including the annual costs of life insurance, if any, provided under such policies).

The terms of the variable annuity or variable life insurance plan through which you invest and the tax rules governing such annuities and plans govern the tax consequences of an investment in the Fund. Please refer to the prospectus for the variable annuity or variable life insurance plan through which you are investing.

14	MERCURY INTERNATIONAL VALUE V.I. FUND

MANAGEMENT OF THE FUND

Mercury Advisors, the Fund’s Advisor, manages the Fund’s investments under the overall supervision of the Board of Trustees. The Advisor has the responsibility for making all investment decisions for the Fund. For the fiscal year ended December 31, 2002, the Fund paid the Advisor or an affiliate of the Advisor a management fee at the annual rate of 0.75% of the average daily net assets of the Fund.

The Advisor was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. The Advisor and its affiliates had approximately $442 billion in investment company and other portfolio assets under management as of March 31, 2003.

The Advisor may pay administrative service fees to Participating Insurance Companies. The Advisor also is allowed to allocate brokerage based on sales of shares of funds managed by the Investment Adviser.

The Advisor has entered into subadvisory agreements with Merrill Lynch Investment Managers International Limited, 33 King William Street, London, England EC4R 9AS, and Merrill Lynch Asset Management U.K. Limited, Ropemaker Place, 25 Ropemaker Street, London, England E2Y 9LY, affiliated investment advisers that are indirect wholly-owned subsidiaries of Merrill Lynch & Co., Inc. The subadvisory arrangements are for investment research, recommendations and other investment-related services. There is no increase in the aggregate fees paid by the Fund for these services.

The Fund is a series of Mercury Variable Trust, formerly known as Mercury HW Variable Trust. The Fund was formerly called the Mercury HW International Value VIP Portfolio.

MERCURY INTERNATIONAL VALUE V.I. FUND	15

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Fund’s financial performance for the periods shown. Certain information reflects the financial results for a single Fund share. The total returns in the table represent the rates that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions, but excluding insurance-related fees and expenses). The information for the years ended December 31, 2002 and December 31, 2001 have been audited by Ernst & Young LLP, whose report, along with the Fund’s financial statements, is included in the Fund’s Annual Report, which is available upon request. Information for periods ended December 31, 2000 and earlier were audited by other auditors.

MERCURY INTERNATIONAL VALUE V.I. FUND

Increase (Decrease) in Net Asset Value:	For the Year Ended December 31,				For the Period June 10, 1998(1) to December 31, 1998
	2002	2001	2000	1999

Per Share Operating Performance:

Net asset value, beginning of period	$9.69	$11.68	$11.52	$9.52	$10.00

Investment income — net	.13 **	.20 **	.22	.15	.04

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	(1.21)	(1.71)	.10	1.91	(.48)

Total from investment operations	(1.08)	(1.51)	.32	2.06	(.44)

Less dividends and distributions:
Investment income — net	(.35)	(.24)	(.11)	(.06)	(.04)
Realized gain on investments and foreign currency transactions — net	—	(.24)	(.05)	—	—

Total dividends and distributions	(.35)	(.48)	(.16)	(.06)	(.04)

Net asset value, end of period	$8.26	$9.69	$11.68	$11.52	$9.52
Total Investment Return:*

Based on net asset value per share	(11.54%)	(12.90%)	2.85%	21.68%	(4.38	%)††

Ratios to Average Net Assets:

Expenses, excluding reorganization expenses	.91%	.99%	.93%	1.01%	1.05	%†

Expenses	.91%	1.01%	.93%	1.01%	1.05	%†

Investment income — net	1.38%	1.83%	2.20%	1.63%	1.09	%†
Supplemental Data:

Net assets, end of period (in thousands)	$240,002	$349,318	$356,292	$284,834	$289,135

Portfolio turnover	55%	62%	39%	71%	24%

(1)	Commencement of operations.
*	Total investment return excludes insurance-related fees and expenses.
**	Based on average shares outstanding.
†	Annualized.
††	Aggregate total investment return.

16	MERCURY INTERNATIONAL VALUE V.I. FUND

Fund

Mercury International Value V.I. Fund

of Mercury Variable Trust

800 Scudders Mill Road

Plainsboro, New Jersey 08536

(609-282-2000)

Investment Adviser

Mercury Advisors

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Transfer Agent

Financial Data Services, Inc.

Administrative Offices:

4800 Deer Lake Drive East

Jacksonville, Florida 32246-6484

Mailing Address:

P.O. Box 41621

Jacksonville, Florida 32232-1621

(800-236-4479)

Accounting Services Provider

State Street Bank and Trust Company,

500 College Road East,

Princeton, New Jersey 08540

Independent Auditors

Ernst & Young LLP

99 Wood Avenue South

P.O. Box 751

Iselin, New Jersey 08830-0471

Distributor

FAM Distributors, Inc.

P.O. Box 9081

Princeton, New Jersey 08543-9081

Custodian

Brown Brothers Harriman & Co.

40 Water Street

Boston, Massachusetts 02109-3661

Counsel

Clifford Chance US LLP

200 Park Avenue

New York, New York 10166

MERCURY INTERNATIONAL VALUE V.I. FUND

To Learn More

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-236-4479.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your financial consultant or other financial intermediary or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and brokerage or mutual fund account number. If you have any questions, please call the Transfer Agent at 1-800-236-4479.

STATEMENT OF ADDITIONAL INFORMATION

The Fund’s Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 41621, Jacksonville, Florida 32232-1621 or by calling 1-800-236-4479.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC’s Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this prospectus. No one is authorized to provide you with information that is different from the information in this prospectus.

Investment Company Act File #811-08163.

CODE #MHWV-P-2030-0403

© Mercury Advisors

2 World Financial Center

30th Floor

New York, New York 10281-6100

866-MERCURY

FAM Distributors, Inc. Member NASD www.mercuryfunds.com